EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Mentor Graphics Corporation:

We consent to the incorporation by reference in the Registration Statements on Forms Form S-8 (Nos. 33-11291, 33-18259, 2-90577, 33-30036, 2-99251, 33-30774, 33-57147, 33-57149, 33-57151, 33-64717, 333-49579, 333-69223, 333-81991, 333-81993, 333-53236, 333-53238, 333-87364, 333-91266, 333-91272, 333-110916, 333-110917, 333-110919, 333-119244, 333-119245, 333-119246, 333-135888 and 333-135889) and on Form S-3 (Nos. 33-52419, 33-56759, 33-60129, 333-00277, 333-02883, 333-11601, 333-98869, 333-109885, and 333-134642) of Mentor Graphics Corporation and subsidiaries of our reports dated March 18, 2008, with respect to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of January 31, 2008 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended January 31, 2008, the month ended January 31, 2007 and the years ended December 31, 2006 and 2005 and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2008, which reports appear in the January 31, 2008 annual report on Form 10-K of Mentor Graphics Corporation and subsidiaries.

Our report dated March 18, 2008 refers to accounting changes upon the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, on February 1, 2007, and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

/s/ KPMG LLP

Portland, Oregon

March 18, 2008